Exhibit 10.59
August 13, 2014
Mr. Park Brady
The St. Joe Company
133 South WaterSound Parkway
WaterSound, Florida 32413

Re:	Separation and Release Agreement
Dear Park:
On behalf of the entire Board of Directors of The St. Joe Company (the “Company”), I express deep appreciation for your service over the past three years and accept your decision to retire. This Letter Agreement sets forth the understanding between you and the Company regarding your retirement.

1.	Retirement Date & Effect
Effective August 14, 2014 (your “Retirement Date”), your employment under your Employment Agreement, dated March 7, 2011, with the Company (your “Employment Agreement”) will terminate, and you will have voluntarily resigned from your service as the Chief Executive Officer of the Company and as a member of its Board of Directors, as well as any other position you hold as an officer or director of the Company or any of its subsidiaries, affiliates, joint ventures and other related entities. You confirm that your resignation as a director is not as a result of a disagreement that you have with the Company on any matter.
You acknowledge that your retirement constitutes a termination by you without Good Reason for purposes of your Employment Agreement. Promptly following your Retirement Date, the Company will promptly pay you (i) any earned but unpaid annual salary, (ii) any unreimbursed business expenses, in accordance with the Company’s applicable policies and (iii) any earned but unused vacation, if and to the extent payable in accordance with the Company’s applicable policies.

2.	Consulting Services
You agree to be available to provide consulting services as special advisor to the Company at its reasonable request during the three-year period commencing on your Retirement Date (the “Consulting Period”). In consideration of your services, you will receive consulting fees based on an annual rate of $300,000, paid consistent with the payroll practices of the Company (and in no event less frequently than monthly). You will provide any consulting services as an independent contractor and be responsible for payment of any taxes with respect to consulting fees received from the Company. The Company acknowledges that the Indemnification Agreement, dated January 25, 2012, between you and the Company will remain in effect during the Consulting Period.
During the Consulting Period, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may determine, in its sole discretion, to award you a discretionary cash incentive of up to $400,000 (a “Discretionary Performance Incentive”) for extraordinary contributions to the Company as special advisor. Any earned Discretionary Performance Incentive will be paid by March 15 of the year following the year in which the Committee makes its determination.
The Company may terminate the Consulting Period at any time for Cause and, subject to payment of earned but unpaid consulting fees, will have no further payment obligations to you. For purposes of this Letter Agreement, “Cause” means (a) your conviction of, or plea of nolo contendere to, a felony or any misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, (b) your actions which could be reasonably characterized as fraud, dishonesty, disloyalty, bad faith, gross negligence or gross misconduct to the Company, (c) your repeated failure to substantially perform any reasonable duties assigned to you by the Board of Directors of the Company after notice and a reasonable opportunity to cure or (d) your breach of any of the Restrictions (as defined in Section 3 of this Letter Agreement).
If you fail to sign this Letter Agreement and execute and cause the Release attached as Annex A to become irrevocable within 30 days of your Retirement Date, you will not be eligible to serve as special advisor or receive payment for such services (including any Discretionary Performance Incentive).

3.	Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement
You agree and acknowledge that your obligations under the confidentiality, non-competition, non-solicitation and non-disparagement provisions contained in Sections 8.1, 8.5, 8.6 and 8.7 of your Employment Agreement (the “Restrictions”) will continue to apply for the period of time specified in such provisions; provided that your obligations under Section 8.1 (Confidentiality) will apply during the Consulting Period and for two years thereafter and your obligations under Sections 8.5 (Non Compete) and 8.6 (Non-Solicitation) will apply during the Consulting Period and for one year thereafter. You and the Company agree that, for purposes of Section 8.5 of your Employment Agreement, real estate development includes, without limitation, vacation rental management and club, resort and hotel management and operation. You affirm that the Restrictions are not unduly burdensome to you and are reasonably necessary to protect the legitimate interests of the Company. Any Discretionary Performance Incentive is conditional upon your compliance with the Restrictions. Until the Restrictions are completely satisfied, you shall be a constructive trustee of any such payment and shall repay the gross amount to the Company promptly if you violate any aspect of the Restrictions.

4.	Cooperation and Representation
Following your Retirement Date, you agree to reasonably cooperate with the Company upon reasonable request of the Company’s Board of Directors and be reasonably available to the Company with respect to matters arising out of your services to the Company Affiliated Group.

5.	Other Terms
(a)Governing Law. Except for issues or matters as to which federal law is applicable, this Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflicts of law principles thereof.
(b)Entire Agreement; Severability; Counterparts. This Letter Agreement and the Release constitute the complete and final agreement between the parties and supersede and replace all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Letter Agreement and the Release (including, for the avoidance of doubt, the Employment Agreement). As of your Retirement Date, the Employment Agreement will terminate and be of no further force and effect, except that Sections 8.1 (Confidentiality) (as modified by this Letter Agreement), 8.3 (Compliance with Securities Laws), 8.5 (Non Compete) (as modified by this Letter Agreement), 8.6 (Non-Solicitation) (as modified by this Letter Agreement), 8.7 (Non-Disparagement) and 13.12 (Arbitration) will each survive termination of the Employment Agreement and continue in effect through the periods provided therein (except as otherwise provided in this Letter Agreement). All provisions and portions of this Letter Agreement are severable. If any provision or portion of this Letter Agreement or the application of any provision or portion of the Letter Agreement shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Letter Agreement shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law. This Letter Agreement may be executed in several counterparts, each of which will be deemed an original, and such counterparts will constitute one and the same instrument.

(c)Section 409A of the Code. The payments and benefits provided under this Letter Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Code, and this Letter Agreement shall be interpreted in accordance with such intent. If and to the extent that (i) any payment or benefit is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and (ii) such payment or benefit must be delayed for 6 months from your separation from service in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause you to incur any additional tax under Section 409A of the Code, then the Company will delay making any such payment or providing such benefit until the expiration of such six (6)-month period (or, if earlier, your death or a “change in control event,” as such term is defined in Section 1.409A-3(i)(5) of the Code).
(d)Return of Company Property. Within a reasonable time after your Retirement Date, you shall return to the Company all of the Company’s property of which you are in possession, including, without limitation, any material and documentation that constitutes Confidential Information (as defined in the Employment Agreement), credit cards, computers and keys.

* * * * *

To indicate your agreement with the foregoing, please sign and return this Letter Agreement to Kenneth M. Borick, Senior Vice President and General Counsel at 133 South WaterSound Parkway, WaterSound, Florida 32413.

Very truly yours,

THE ST. JOE COMPANY

By:	/s/ Jeffrey C. Keil
Name:	Jeffrey C. Keil
Title:	President & Interim CEO

Accepted and Agreed:

/s/ Park Brady
Park Brady
Date:	8/13/2014

Annex A

GENERAL RELEASE AND WAIVER OF CLAIMS
(HEREIN, THIS “RELEASE”)

1.General Release. You, on behalf of yourself and your heirs, executors, administrators and assigns, in consideration of the payments and benefits to be made under the Letter Agreement (the “Letter Agreement”) dated as of August 13, 2014 between you and the St. Joe Company (the “Company”), hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which you, individually or as a member of a class, now have, own or hold, or have at any time heretofore had, owned or held, against any of the Company Released Parties in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with your service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (“ADEA”), the Florida Law Against Discrimination and any and all claims under any whistleblower laws or whistleblower provisions of other laws excepting only:

(a)	your rights under this Release and the Letter Agreement;

(b)	your right to receive COBRA continuation coverage in accordance with applicable law;

(c)	rights to indemnification you may have

1.	under applicable corporate law;

2.	under the by-laws or certificate of incorporation of any Company Released Party or the Indemnification Agreement, dated January 25, 2012, between you and the Company; or

3.	as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

(d)	claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan or arrangement of the Company Affiliated Group.

2.No Admissions. You acknowledge and agree that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.
3.Application to All Forms of Relief. This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.
4.Specific Waiver. You specifically acknowledge that your acceptance of the terms of this Release is, among other things, a specific waiver of your rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law you are not permitted to waive.
5.No Complaints or Other Claims. You acknowledge and agree that you have not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.
6.Conditions of General Release

(a)
Terms and Conditions. From and after your Retirement Date (as defined in the Letter Agreement), you shall abide by all the terms and conditions of this Release and the terms and conditions set forth in the Letter Agreement which is incorporated herein by reference (including, for the avoidance of doubt, your restrictive covenant obligations under Section 3 of the Letter Agreement).

(b)
No Representations. You acknowledge that, other than as set forth in this Release, (i) no promises have been made to you and (ii) in signing this Release you are not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due to you or claimed by you, or concerning the this Release or concerning any other thing or matter.

(c)
Injunctive Relief. In the event of your breach or threatened breach of the terms of the Letter Agreement or this Release, you agree that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, and you acknowledge that damages would be inadequate or insufficient.

7.Voluntariness. You hereby agree that you are relying solely upon your own judgment; that you are over 18 years of age and are legally competent to sign this Release; that you are signing this Release of your own free will; that you have read and understood this Release before signing it; and that you are signing this Release in exchange for consideration that you believe is satisfactory and adequate.
8.Legal Counsel. You acknowledge that you have been informed of the right to consult with legal counsel and have been encouraged to do so.
9.Complete Agreement/Severability. This Release and the Letter Agreement constitute the complete and final agreement between the parties and supersede and replace all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Release and the Letter Agreement. All provisions and portions of this Release are severable. If any provision or portion of this Release or the application of any provision or portion of this Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law. This Release may be executed in several counterparts, each of which will be deemed an original, and such counterparts will constitute one and the same instrument.
10.Acceptance. You acknowledge that you have been given a period of 21 days within which to consider this Release and the general release and waiver of claims herein. You may accept this Release at any time within this period of time by signing this Release and returning it to the Company.
11.Revocability. This Release shall not become effective or enforceable until 7 calendar days after you sign this Release. You may revoke your acceptance of such general release and waiver of claims at any time within that 7 calendar day period by sending written notice to the Company. Such notice must be received by the Company within the 7 calendar day period in order to be effective and, if so received, would void this Release for all purposes.
12.Governing Law. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Florida without giving effect to the conflicts of law principles thereof.

[Signature Page Follows]

THE ST. JOE COMPANY

By:	/s/ Jeffrey C. Keil
Name:	Jeffrey C. Keil
Title:	President & Interim CEO

Accepted and Agreed:

/s/ Park Brady
Park Brady
Date:	8/13/2014

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